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                                                                       Exhibit 1



                             JOINT FILING AGREEMENT



         In accordance with Rule 13s-1(f) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock of Media Arts Group, Inc. and further agree that this Agreement shall be included as an Exhibit to such joint filing.

         The undersigned further agrees that each party hereto is responsible for timely filing of such Statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

         In evidence thereof the undersigned, being duly authorized, hereby execute this Agreement this 5th day of March, 1997.




/s/ Thomas Kinkade
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Thomas Kinkade




/s/ Nanette Kinkade
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Nanette Kinkade